                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                               AND CLASS A STOCK
                                       OF
                              PITTWAY CORPORATION
                                       AT
                              $45.50 NET PER SHARE
                                       BY
                            HII-2 ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                          HONEYWELL INTERNATIONAL INC.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
    MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 3,
              2000, UNLESS THE OFFER IS EXTENDED.


     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 20, 1999 (THE 'MERGER AGREEMENT'), BY AND AMONG HONEYWELL INTERNATIONAL INC. ('PARENT'), HII-2 ACQUISITION CORP. ('PURCHASER') AND PITTWAY CORPORATION (THE 'COMPANY'). THE BOARD OF DIRECTORS OF THE COMPANY (THE 'BOARD') HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH REPRESENTS, AT THE TIME OF ACCEPTANCE FOR PAYMENT OF ANY SHARES PURSUANT TO THE OFFER, AT LEAST (I) TWO-THIRDS OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS (AS DEFINED HEREIN)) AND (II) SHARES ENTITLED TO CAST AT LEAST TWO-THIRDS OF THE VOTES THAT MAY BE CAST BY ALL HOLDERS OF SHARES ON THE MERGER (COUNTING THE CLASS A STOCK AS ENTITLED TO CAST 1/10TH OF A VOTE PER SHARE AND DETERMINED ON SUCH FULLY DILUTED BASIS). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTION 14.

                            ------------------------
                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or
(ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Dealer Manager or the Information Agent or brokers, dealers, commercial banks or trust companies.

                            ------------------------
                      THE DEALER MANAGER FOR THE OFFER IS:
                                LEHMAN BROTHERS

December 23, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................    1
THE OFFER........................................................    3
1.   Terms of the Offer..........................................    3
2.   Acceptance for Payment and Payment..........................    5
3.   Procedures for Tendering Shares.............................    6
4.   Withdrawal Rights...........................................    8
5.   Certain Federal Income Tax Consequences.....................    9
6.   Price Range of the Shares; Dividends........................   10
7.   Effect of the Offer on the Market for the Shares; NYSE
     Listing; Exchange Act Registration; Margin Regulations......   11
8.   Certain Information Concerning the Company..................   12
9.   Certain Information Concerning Parent and Purchaser.........   15
10.  Sources and Amount of Funds.................................   18
11.  Background of the Offer; Purpose of the Offer and the
     Merger; the Merger Agreement and Certain Other Agreements...   18
12.  Plans for the Company; Other Matters........................   33
13.  Dividends and Distributions.................................   35
14.  Conditions to the Offer.....................................   35
15.  Certain Legal Matters.......................................   37
16.  Fees and Expenses...........................................   39
17.  Miscellaneous...............................................   40

TO THE HOLDERS OF SHARES OF COMMON STOCK AND CLASS A STOCK OF PITTWAY
CORPORATION:

                                  INTRODUCTION

     HII-2 Acquisition Corp., a Delaware corporation ('Purchaser') and wholly owned subsidiary of Honeywell International Inc., a Delaware corporation ('Parent'), hereby offers to purchase all outstanding shares of Common Stock of the par value of $1.00 per share (the 'Common Stock'), and all outstanding shares of Class A Stock of the par value of $1.00 per share (the 'Class A Stock,' and, together with the Common Stock, the 'Shares'), of Pittway Corporation, a Delaware corporation (the 'Company'), at a price of $45.50 per Share, net to the seller in cash, without interest (such price, or any such higher price as may be paid in the Offer, the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the 'Offer').

     Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will charge any service fees. Purchaser will pay all fees and expenses of Lehman Brothers Inc. ('Lehman Brothers'), which is acting as the dealer manager for the Offer (in such capacity, the 'Dealer Manager'), The Bank of New York, which is acting as the depositary for the Offer (in such capacity, the 'Depositary'), and Georgeson Shareholder Communications Inc., which is acting as information agent for the Offer (in such capacity, the 'Information Agent'), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See
Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE 'BOARD') HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     William Blair & Company, L.L.C., financial advisor to the Company, has delivered to the Board its opinion, dated December 18, 1999 (the 'Financial Advisor Opinion'), to the effect that, as of such date and based upon and subject to the considerations set forth in the Financial Advisor Opinion, the cash consideration to be paid in the Offer and the Merger is fair to the holders of Shares, from a financial point of view. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9'), which has been filed by the Company with the Securities and Exchange Commission (the 'Commission') in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH REPRESENTS, AT THE TIME OF ACCEPTANCE FOR PAYMENT OF ANY SHARES PURSUANT TO OFFER (THE 'SHARE PURCHASE DATE'), AT LEAST (I) TWO-THIRDS OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS) AND (II) SHARES ENTITLED TO CAST AT LEAST TWO-THIRDS OF THE VOTES THAT MAY BE CAST BY ALL HOLDERS OF SHARES ON THE MERGER (COUNTING THE CLASS A STOCK AS ENTITLED TO CAST 1/10TH OF A VOTE PER SHARE AND DETERMINED ON SUCH FULLY DILUTED BASIS) (THE 'MINIMUM CONDITION'). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTION 14. As used in this Offer to Purchase, 'fully diluted basis' takes into account Shares subject to issuance at the discretion of the holders under stock options and other stock based awards outstanding at the Share Purchase Date, but excluding any portions of such options or awards surrendered to the Company pursuant to the Merger Agreement.

     The Company has represented and warranted to Parent and Purchaser that, as of December 1, 1999, (i) 7,877,664 shares of Common Stock were issued and outstanding, and (ii) 34,877,405 shares of Class A Stock were issued and outstanding. In addition, the Company has informed Purchaser that, as of December 1, 1999, there are outstanding options or other stock based awards pursuant to which up to 3,727,539 Shares may be issued at the discretion of the holders of all such options or awards and up to 2,397,370 Shares may be issued at the discretion of the holders of such options or awards which are presently exercisable.

     Pursuant to a Stockholders Agreement (as defined herein) entered into by Parent and Purchaser with certain members of the Harris Family (the 'Harris Family Stockholders'), the Harris Family Stockholders have agreed to tender, in accordance with the terms of the Offer, all Shares beneficially owned by them (other than up to an aggregate of approximately 428,000 Shares reserved for charitable contributions) (the 'Harris Family Shares') and not to withdraw any Shares so tendered unless and until the Merger Agreement has been terminated. Pursuant to the Stockholders Agreement, the Harris Family Stockholders have granted Parent an option to purchase such Shares at a price of $45.50 per share or any higher price paid pursuant to the Offer. The option is exercisable under certain circumstances following February 3, 2000, the initial expiration date of the Offer. See Section 11. The Harris Family Stockholders beneficially own an aggregate of 4,165,978 shares of Common Stock (approximately 52.9% of the outstanding Common Stock) and 6,413,321 shares of Class A Stock (approximately 18.4% of the outstanding Class A Stock), which, in the aggregate, constitute approximately 24.7% of the outstanding Shares and are entitled to cast on matters other than the election of directors approximately 42.3% of the votes that may be cast by all holders of Shares.

     Based on the foregoing and assuming the surrender of all outstanding options and other stock based awards, which are or may become exercisable prior to the Share Purchase Date, Purchaser believes that the Minimum Condition will be satisfied if an aggregate of 28,503,380 shares of Common Stock and Class A Stock (including shares of Common Stock and Class A Stock subject to the Stockholders Agreement), as well as a number of Shares entitled to cast at least two-thirds of the votes that may be cast by all holders of Shares on the Merger, are validly tendered and not withdrawn prior to the Expiration Date. Accordingly, Purchaser believes that if 18,352,081 shares of Common Stock and Class A Stock are validly tendered and not withdrawn prior to the Expiration Date by holders of Shares other than the Harris Family Stockholders, as well as a number of Shares which when added to the Harris Family Shares will be entitled to cast at least two-thirds of the votes that may be cast by all holders of Shares on the Merger, the Minimum Condition will be satisfied.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 20, 1999 (the 'Merger Agreement'), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law, as amended (the 'DGCL'), as soon as practicable, but not later than the second business day, after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the 'consummation' of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company (the 'Merger') and the Company will be the surviving corporation in the Merger (the 'Surviving Corporation'). At the effective time of the Merger (the 'Effective Time'), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its wholly owned subsidiaries, including Purchaser, and (iii) stockholders ('Dissenting Stockholders') who properly perfect their appraisal rights under the DGCL) will be converted into the right to receive $45.50 in cash or any higher price per Share paid in the Offer, without interest. The Merger Agreement is more fully described in Section 11.

     The Merger Agreement provides that, prior to the Share Purchase Date, the Company will take all action so that, immediately following the Share Purchase Date, the size of the Board shall be reduced to eight, all directors, other than two of the directors (as shall be designated by the Board) shall resign and six persons designated by Parent shall be elected to fill the vacancies so created. Notwithstanding the foregoing, Purchaser, Parent and the Company have agreed that at least two of the members of the Board shall, at all times after the Share Purchase Date and prior to the Effective Time, be persons who were non-employee directors of the Company on the date of the Merger Agreement (the 'Independent Directors') and that following the Share Purchase Date, neither Parent nor Purchaser may take any action to cause any Independent Director to be removed except for cause. In addition, from and after the Share Purchase Date and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate the Merger Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies thereunder, or (c) take any other action by the Board under or in connection with the Merger Agreement; provided, that if one of the Independent Directors shall no longer continue to serve for any reason whatsoever, the other Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed to be one of the Independent Directors for purposes of the Merger Agreement; or if there is no Independent Director for any reason, the other directors, pursuant to the Company's Restated Certificate of Incorporation, as amended (the 'Certificate of Incorporation'), and the Company's Bylaws, shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or the Purchaser and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by the DGCL or other applicable law. Under the DGCL and pursuant to the Certificate of Incorporation, the only vote that would be necessary to approve the Merger Agreement and the Merger at any required meeting of the Company's stockholders is the affirmative vote of the holders of two-thirds of the votes the outstanding Shares are entitled to cast other than for the election of directors. If the Minimum Condition is satisfied as a result of the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates will own at least two-thirds of the outstanding votes and Shares, and Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares beneficially owned by them on the Share Purchase Date in favor of the Merger. See Section 12. The Merger Agreement is more fully described in Section 11.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such subsidiary (a 'short-form merger'). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding shares of the Common Stock and the Class A Stock, respectively, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Board or the stockholders of the Company. The Company has agreed in the Merger Agreement that, in the event that Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding shares of each class in the Offer, it will, at the request of Parent, take all necessary actions to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a meeting of the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding shares of each class following consummation of the Offer, Parent or Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term 'Expiration Date' shall mean 12:00 Midnight, New York City time, on Thursday, February 3, 2000, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, Parent and Purchaser have agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer for additional periods.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended, or (iv) subject to the next paragraph, amend the Offer.

     The Merger Agreement provides that, without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price or decrease the number of Shares sought pursuant to the Offer, (ii) extend the expiration date of the Offer beyond the initial Expiration Date of the Offer, except (A) that if, immediately prior to the Expiration Date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares of each class, Purchaser may extend the Offer for one or more periods not to exceed seven business days in the aggregate, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date of the Offer, and (B) that if any condition to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the Expiration Date of the Offer for one or more periods, (iii) waive the Minimum Condition, or (iv) amend any term or other condition of the Offer; provided, however, that, except as set forth above and subject to applicable legal requirements, Purchaser may waive any condition to the Offer other than the Minimum Condition in its sole discretion; and provided, further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

     The Merger Agreement requires Purchaser to accept for payment and promptly pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. As used in this Offer to Purchase, 'business day' has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), provided that Parent and the Company have agreed that each of Christmas Eve and New Years Eve shall not be deemed to be 'business days.'

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If, in accordance with the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will promptly pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE

SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with applicable law as contemplated by clause (b) of Section 14. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the 'Book-Entry Transfer Facility') for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of

Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a 'Book-Entry Confirmation.' DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term 'Agent's Message' means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder(s) has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'Eligible Institution' and, collectively, 'Eligible Institutions'). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A 'trading day' is any day on which the New York Stock Exchange, Inc. (the 'NYSE') is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Binding Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement (collectively, 'Distributions'). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the 'backup withholding' provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the 'Payee'), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction
10 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 17, 2000.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of certain federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a 'Holder'). This discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as 'capital assets' within the meaning of Section 1221 of the Code (generally, property held for investment), and may not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a 'straddle,' 'hedge,' 'conversion transaction,' 'synthetic security' or other integrated investment, or certain types of Holders (including, without limitation, financial institutions, insurance companies, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the federal income tax consequences to a Holder that, for federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local, foreign or other tax laws.

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SALE OF THEIR SHARES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. For federal income tax purposes, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will generally recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder's adjusted tax basis in Shares sold or surrendered in the Merger. Gain or loss must be determined separately for each block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger (for example, Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the consummation of the Offer or the Merger. For federal income tax purposes, net capital gain recognized by individuals (or an estate or certain trusts) from the sale of property held for more than twelve months will generally be taxed at a maximum tax rate of 20% (or 10% if the capital gain would be taxed at only a 15% tax rate if such gain were treated as ordinary income). There are limitations on the deductibility of capital losses.

     Payments in connection with the Offer or Merger may be subject to 'backup withholding' at a rate of 31% unless a Holder of Shares (i) provides a correct taxpayer identification number ('TIN') (which, for an individual Holder, is the Holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the 'IRS'). Shareholders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Holder's federal income tax liability, provided that the required information is given to the IRS. Each Holder should consult its tax advisor as to such Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     Purchaser has agreed to indemnify stockholders of record of the Company at the close of business on July 31, 1998 from certain taxes in the event that such stockholders are required to recognize gain or loss with respect to the spinoff of Penton Media, Inc. ('Penton'), a former wholly owned subsidiary of the Company (the 'Spinoff') because the transactions contemplated by the Merger Agreement result in a violation of the 'device' or 'continuity of interest' requirements of Section 355 of the Code and the regulations thereunder as applied to the Spinoff. See 'Section 11. -- Background of the Offer; Purpose of the Offer and Merger; the Merger Agreement and Certain Other
Agreements -- Certain Tax Indemnification.' Purchaser has received the opinion of Kirkland & Ellis, based on assumptions set forth in such opinion, as well as representations of certain officers, directors and stockholders of the Company, that the transactions contemplated by the Merger Agreement will not result in a violation of such requirements. Based on such opinion, Purchaser believes it will not be liable for any such indemnified taxes.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Common Stock and Class A Stock are traded on the the NYSE under the symbols 'PRY' and 'PRY.A', respectively. The spinoff of Penton was completed on August 7, 1998. The Spinoff distribution consisted of one share of Penton common stock for each Share outstanding, without distinction between Common Stock and Class A Stock. Immediately following the distribution, the price of each of the Common Stock and Class A Stock declined approximately 26% reflecting the initial market value of the new Penton common stock. Penton's initial quarterly dividend was set at $0.03 per share.

     The following table sets forth, on a quarterly basis, the high and low prices for the Common Stock and Class A Stock on the NYSE, along with cash dividends declared, adjusted to reflect the two-for-one stock split paid in September 1998. Market prices after August 10, 1998 reflect the Spinoff.

                                              COMMON STOCK   CLASS A STOCK   DIVIDENDS DECLARED
                                             --------------  --------------  ------------------
                                              HIGH    LOW     HIGH    LOW    COMMON    CLASS A
                                              ----    ---     ----    ---    ------    -------
1997 QUARTER:
     First.................................  $27.63  $24.94  $27.50  $24.25   $.033     $.042
     Second................................   27.94   24.69   28.56   24.31    .033      .042
     Third.................................   32.25   25.13   32.50   25.00    .033      .042
     Fourth................................   34.50   29.94   35.00   30.00    .033      .042
1998 QUARTER:
     First.................................  $36.50  $31.63  $36.81  $31.13   $.033     $.042
     Second................................   42.50   34.81   39.59   35.38    .033      .042
     Third.................................   38.25   21.00   37.50   21.13    .022      .030
     Fourth................................   33.94   19.88   33.06   20.00    .022      .030
1999 QUARTER:
     First.................................  $34.00  $21.50  $32.75  $21.25   $.022     $.030
     Second................................   33.75   23.50   35.13   24.50    .022      .030
     Third.................................   37.75   26.31   38.00   26.94    .022      .030
     Fourth (through December 22, 1999)....   45.06   25.50   45.00   28.88    .022      .030

     On December 17, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported sales prices of the Common Stock and Class A Stock on the NYSE were $29.00 and $29.88 per share, respectively. On December 22, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales prices of the Common Stock and Class A Stock on the NYSE were $44.81 and $44.13 per share, respectively. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Except for the declaration and payment of regular quarterly dividends of $.022 and $.03 per share of Common Stock and Class A Stock, respectively, in a manner consistent with the Company's past practices, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Common Stock and/or Class A Stock may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE will consider delisting the Common Stock and/or Class A Stock if, among other things, the number of record holders of at least 100 shares of the Common Stock or Class A Stock falls below 1,200, the number of publicly held shares of Common Stock or Class A Stock (exclusive of holdings of officers, directors and their immediate families and other concentrated holdings of ten percent or more ('NYSE Excluded Holdings')) falls below 600,000 or the aggregate market value of publicly held shares of the Common Stock or Class A Stock (exclusive of NYSE Excluded Holdings) falls below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Common Stock and/or Class A Stock no longer meet the requirements of the NYSE for continued listing and the listing of such shares is discontinued, the market for such shares could be adversely affected.

     If the NYSE delists the Common Stock and/or Class A Stock, it is possible that the Common Stock and/or Class A Stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National

Association of Securities Dealers Automated Quotation System ('NASDAQ') or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the shares of Common Stock and/or Class A Stock remaining at such time, the interest in maintaining a market in the shares of Common Stock and/or Class A Stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of shares of Common Stock and/or Class A Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of such shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Common Stock and/or Class A Stock under the Exchange Act may be terminated upon application of the Company to the Commission if such shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Stock and/or Class A Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b), the requirement of furnishing a proxy statement pursuant to
Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the 'Securities Act'), may be impaired or eliminated.

     Margin Regulations. The Shares are presently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute 'margin securities.'

     Purchaser currently intends to seek delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption 'Selected Financial Information,' has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, Purchaser, the Dealer Manager or the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Dealer Manager or the Information Agent.

     The Company manufactures and distributes burglar and commercial fire alarm equipment and other security products. The Company operates principally in two reportable segments, which are the Alarm Manufacturing segment and the Alarm Distribution segment. The Alarm Manufacturing segment designs, manufactures and sells an extensive line of burglar and commercial fire alarm equipment and other security products for the protection of life and property. The Alarm Distribution segment distributes to third-party customers fire, security and other electrical products manufactured by the Company and by other companies. By offering a broad line of alarm and other low voltage products, the Company provides a full range of services to more than 40,000 independent alarm dealers and installers. In addition, the Company is involved in the marketing, sale and development of land near Tampa, Florida for residential and commercial use.

     Selected Financial Information. Set forth on the following page is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, each as filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                            PITTWAY AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                    -----------------------------        ----------------------------------------------
                                        1999             1998                1998             1997             1996
                                        ----             ----                ----             ----             ----
CONTINUING OPERATIONS:
    Net Sales.....................   $1,235,964       $  974,165(a)       $1,326,646(a)    $1,143,772       $  923,453
    Operating Income..............      139,712(b)        32,015(b)           61,442(b)        82,501           63,705
    Net Earnings..................      110,724           22,963              36,897(b)(c)     40,608(d)        61,692(e)
         Per Share (Basic)(f).....         2.59(b)          0.54(b)              .87(b)(c)        .97(d)          1.48(e)
         Per Share (Diluted)(f)...         2.53(b)          0.54(b)              .86(b)(c)        .96(d)          1.46(e)
    Capital Expenditures..........       37,679(b)        26,864(b)           37,380           43,318           45,367
    Depreciation and
      Amortization................       35,190           26,192              35,694           28,141           22,288

DISCONTINUED OPERATIONS:
    Net Earnings..................           --            5,031               5,031           14,906           11,350
         Per Share (Basic)(f).....           --             0.12                 .12              .35              .27
         Per Share (Diluted)(f)...           --             0.11                 .11              .35              .27

NET INCOME:                             110,724(b)        27,994(b)           41,928(b)(c)     55,514(d)        73,042(e)
         Per Share (Basic)(f).....         2.59(b)           .66(b)              .99(b)(c)       1.32(d)          1.75(e)
         Per Share (Diluted)(f)...         2.53(b)           .65(b)              .97(b)(c)       1.31(d)          1.73(e)

CASH DIVIDENDS DECLARED:
         Per Common Share(f)......        .0651            .0884                .110             .133             .133
         Per Class A Share(f).....        .0900            .1133                .143             .167             .167


                                          AT SEPTEMBER 30,                           AT DECEMBER 31,
                                        ---------------------                --------------------------------------
                                        1999             1998                1998             1997             1996
                                        ----             ----                ----             ----             ----
Assets of Continuing
      Operations..................    1,196,068          944,451           1,075,055          852,297          770,251
    Investment in Discontinued
      Operations..................           --               --                  --           58,397           47,058
    Total Assets..................    1,196,068          944,451           1,075,055          910,694          817,309
    Long-Term Debt................      103,226           98,578             104,609           95,215           87,714
    Stockholders' Equity..........      578,201          466,524             495,164          487,134          446,872

------------

 (a) On August 7, 1998 the Company distributed its investment in Penton Media, Inc., a wholly-owned subsidiary of the Company, to stockholders in a tax-free spin-off. Net sales of the discontinued operations prior to their disposition were $14,466 and $126,137 for the quarter and nine months ended September 30, 1998, respectively.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (b) Includes patent litigation provision in 1998 and reversed in 1999 of $43,000 or $26,875 after taxes ($.64 per share; $.62 diluted).

 (c) Includes the Company's equity in the after-tax gain on the disposal by Cylink Corporation ('Cylink') of its discontinued operations of $4,154, or $.10 per share (basic and diluted).

 (d) Includes the Company's equity in the after-tax gain on Cylink capital transaction of $3,997 and the after-tax expense for Cylink's write-off of 'acquired in-process technology' of $11,839. These items decreased net income by $7,842, or $.19 per share (basic and diluted).

 (e) Includes the after-tax gain on the sale of investment in United States Satellite Broadcasting Company, Inc. and gain from Cylink stock offering of $8,149, or $.19 per share (basic and diluted) and $14,413, or $.34 per share (basic and diluted).

 (f) Per share data reflect the 2-for-1 stock split declared in September 1998 and the 3-for-2 split declared in January 1996.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System. Certain of the materials should also be available at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Purchaser. Purchaser, a Delaware corporation, has not carried on any significant activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     For certain information concerning the executive officers and directors of Purchaser, see Schedule I. The principal office of Purchaser is located at 101 Columbia Road, Morris Township, New Jersey 07962, and its telephone number is (973) 455-2000.

     Parent. Parent, a Delaware corporation, is a diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. Parent employs approximately 120,000 people in 95 countries. Parent's common stock is traded on the NYSE under the symbol HON, as well as on the London, Chicago and Pacific stock exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index.

     On December 1, 1999 a merger involving AlliedSignal Inc. ('AlliedSignal') and Honeywell Inc. was completed. In connection with the merger, AlliedSignal changed its name to Honeywell International Inc., and a wholly owned subsidiary of AlliedSignal merged with and into Honeywell Inc. As a result, Honeywell Inc. became a wholly owned subsidiary of Parent.

     For certain information concerning the executive officers and directors of Parent, see Schedule I. The principal office of Parent is located at 101 Columbia Road, Morris Township, New Jersey 07962, and its telephone number is (973) 455-2000.

     Selected Historical Financial Data of AlliedSignal. Parent derived the selected historical financial data set out below for each of the years ended December 31, 1996 through 1998 from AlliedSignal's audited consolidated financial statements for those years, and derived the selected historical financial data set out below for each of the nine months ended September 30, 1999 and 1998 from AlliedSignal's unaudited consolidated financial statements for such periods. This information is only a summary and you should read it together with AlliedSignal's historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC. To obtain copies of these documents, see 'Available Information' below.

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                 -----------------   ---------------------------
(IN MILLIONS)                                     1999      1998      1998      1997      1996
-------------                                     ----      ----      ----      ----      ----
STATEMENT OF INCOME DATA:
Net sales......................................  $11,252   $11,256   $15,128   $14,472   $13,971
Net income.....................................    1,121       979     1,331     1,170     1,020
BALANCE SHEET DATA:
  (As of the End of the Period)
Total assets...................................  $14,953   $14,024   $15,560   $13,707   $12,829
Long-term debt.................................    1,287     1,459     1,476     1,215     1,317

     Selected Historical Financial Data of Honeywell Inc. Parent derived the selected historical financial data set out below for each of the years ended December 31, 1996 through 1998 from Honeywell Inc.'s audited consolidated financial statements for those years, and derived the selected historical financial data set out below for each of the nine months ended October 3, 1999 and October 4, 1998 from Honeywell Inc.'s unaudited consolidated financial statements for such periods. This information is only a summary and you should read it together with Honeywell Inc.'s historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC. To obtain copies of these documents, see 'Available Information' below.

                                                 NINE MONTHS ENDED    YEARS ENDED DECEMBER 31,
                                                 -----------------   ---------------------------
                                                 OCTOBER   OCTOBER
                                                   3,        4,
(IN MILLIONS)                                     1999      1998      1998      1997      1996
-------------                                     ----      ----      ----      ----      ----
INCOME STATEMENT DATA:
Sales..........................................  $ 6,324   $ 6,078   $ 8,427   $ 8,027   $ 7,312
Net income.....................................      412       368       572       471       403
STATEMENT OF FINANCIAL POSITION DATA:
  (As of the End of the Period)
Total assets...................................  $ 7,259   $ 6,847   $ 7,170   $ 6,411   $ 5,493
Long-term debt.................................    1,193     1,336     1,299     1,177       715

     Selected Unaudited Pro Forma Combined Financial Data of Parent. The following selected unaudited pro forma combined financial data is based on the historical consolidated balance sheet and related historical consolidated statements of income of AlliedSignal and the historical consolidated statement of financial position and the related historical consolidated income statements of Honeywell Inc., giving effect to the combination of AlliedSignal and Honeywell Inc. using the pooling of interests method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Parent will experience.

                                                  FIRST NINE MONTHS OF     YEARS ENDED DECEMBER 31,
                                                 ----------------------   ---------------------------
                                                    1999        1998       1998      1997      1996
(IN MILLIONS)                                       ----        ----       ----      ----      ----
------------
STATEMENT OF INCOME DATA:
Net sales.....................................    $17,576      $17,334    $23,555   $22,499   $21,283
Net income....................................      1,533        1,347      1,903     1,641     1,423
BALANCE SHEET DATA:
  (As of the End of the Period)
Total assets..................................    $22,212      $20,871    $22,730   $20,118   $18,322
Long-term debt................................      2,480        2,795      2,775     2,392     2,032

     Relationships Between the Company and Parent and Purchaser. Except as set forth in this Offer to Purchase, none of Purchaser or Parent, or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty (60) days.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     During 1996, 1997, 1998 and 1999, Parent and/or Honeywell made purchases from the Company of approximately $14 million, $15 million, $15 million and $15 million, respectively.

     Except as set forth in this Offer to Purchase, none of Purchaser or Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had, since December 31, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since December 31, 1995 there have been no contacts, negotiations or transactions between Purchaser or Parent, any of their respective affiliates or, to the best knowledge of Purchaser or Parent, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Parent and Honeywell Inc. are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, each is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders, and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent which have been filed via the EDGAR System. Certain of the materials should also be available at the offices of the NYSE, 20 Broad Street, New York, NY 10005. Parent's and Honeywell Inc.'s reports, proxy statements and other information are also available upon written or oral request from Parent at the following address and telephone number: Honeywell International Inc., 101 Columbia Road, P.O. Box 2245, Morris Township,
NJ 07962-2245, Attention: Corporate Publications, telephone (973) 455-5402.

10. SOURCES AND AMOUNT OF FUNDS.

     If all outstanding Shares are tendered to and purchased by Purchaser pursuant to the Offer and all stock based awards which may be surrendered to the Company pursuant to Merger Agreement are surrendered, the aggregate cost, together with Parent's estimated related fees and expenses, will be approximately $2.1 billion. Purchaser intends to obtain all of such funds from Parent. Parent intends to obtain such funds by issuing commercial paper in the public or private markets at prevailing market terms. Parent expects that it will repay some or all of such commercial paper with proceeds from the sale of longer-term debt in the public or private debt markets. Parent's average cost for commercial paper is presently approximately 5.84%. Except for the issuance of commercial paper, no funds are expected to be, directly or indirectly, borrowed from any third party for the purpose of the Offer. The Offer is not conditioned on Purchaser or Parent obtaining any financing.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     The following description was prepared by Parent and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Purchaser, Parent or their representatives did not participate.

Background of the Offer.

     For many years, the Company and Honeywell Inc. ('Honeywell') have had a customer-supplier business relationship. During the course of this relationship, executives of Honeywell and the Company have met from time to time to discuss issues relating to their customer-supplier business relationship. As a result, the Company and Honeywell, as well as their executives, were familiar with each other, as well as with the respective businesses of the two companies.

     On May 27, 1999, at the request of Michael Bonsignore, who was then Chairman and CEO of Honeywell, a meeting was held between Mr. Bonsignore and King Harris, President and CEO of the Company, to discuss matters of mutual interest. At this meeting, Mr. Bonsignore proposed that the Company and Honeywell explore the possibility of a business combination.

     A subsequent meeting was held on July 15, 1999 among Mr. Bonsignore, Kevin Gilligan, President of Honeywell's Home and Building Control Division, another executive from Honeywell's Home and Building Control Division, Mr. Harris, Leo Guthart, the Vice Chairman of the Company and Chairman of the Pittway Security Group, and Edward Schwartz, a Vice President of the Company, to explore further the possibility of a business combination between the Company and Honeywell. Prior to this meeting, Honeywell and the Company executed a customary confidentiality agreement.

     At the July 15th meeting, the parties discussed the potential benefits that might be achieved from such a business combination. Later in the month, Mr. Harris provided Honeywell with additional information to assist Honeywell in its evaluation of the Company.

     On September 9, 1999, Mr. Gilligan and two other representatives of Honeywell met with Messrs. Harris, Guthart and Schwartz to continue discussions as to the potential synergies that might be generated by a combined entity. During these discussions, Mr. Gilligan indicated that based on Honeywell's preliminary review and absent the identification of additional synergistic opportunities, Honeywell could not justify a price as high as $40 per share.

     These discussions were continued at a meeting held on October 27, 1999 among Mr. Gilligan, Peter D'Aloia, Vice President of Strategic Planning of AlliedSignal, another executive from Honeywell's Home and Building Control Division and Messrs. Harris, Schwartz and Guthart. At this meeting, the parties discussed, among other things, their respective operating philosophies, the rationale for, and synergies that might be generated by, a business combination and the potential price and basis for a transaction. During the course of this meeting, Mr. Gilligan indicated that, based upon Honeywell's review to date and subject to further due diligence, Honeywell was interested in pursuing a business combination at a price of $45 per share in cash.

     On November 4, 1999, Mr. Harris advised Mr. Gilligan that the Company would be retaining an investment banker and that the subject of Honeywell's interest in continuing to pursue discussions with the Company would be presented to the Company's Board of Directors at its next regular meeting, which was scheduled for November 18, 1999. Discussions also took place at this time between representatives of the Company and Honeywell with respect to the extent and scope of due diligence that would be required by Honeywell if it were to continue its efforts to determine whether a potential business combination was desirable.

     On November 17, 1999, an amended confidentiality agreement was signed by AlliedSignal, Honeywell and the Company.

     At its regular meeting on November 18, 1999, the Board of Directors of the Company considered Honeywell's interest in a business combination transaction and whether the executives of the Company, with the assistance of the Company's advisors, should continue their discussions with Honeywell. Representatives of William Blair & Company, L.L.C., the Company's financial advisor, including E. David Coolidge III (who is a director of the Company and the Chief Executive Officer of William Blair & Company, L.L.C.), and representatives of Kirkland & Ellis, the Company's legal advisor, were present at this meeting. After considering the matter, the Board of Directors authorized management, with the assistance of the Company's advisors, to continue to explore with Honeywell the possibility of a business combination transaction.

     Following the Board meeting, Mr. Harris contacted Mr. Gilligan to inform him that the Board had authorized management to allow Honeywell to conduct due diligence provided that an acceptable framework for a transaction could be achieved. Mr. Harris indicated that he would elaborate on the Board's position at a meeting to be held on November 19, 1999. In advance of the meeting, Mr. Harris provided Mr. Gilligan with a discussion outline setting forth a possible framework for a transaction and outlining various matters, including employee-related matters. The outline did not address any employment terms for the executive officers of the Company because the Board considered it appropriate that issues relating to the Company and its stockholders be addressed first.

     A meeting was held on Friday, November 19, 1999 in Chicago between representatives of Honeywell and its legal and financial advisors and representatives of the Company and its legal and financial advisors. At that meeting, Mr. Harris explained that, while the Board believed that further exploration of a business combination of the two companies was desirable, due diligence could only proceed if the parties were able to reach a common understanding as to the potential framework for a transaction. Mr. Harris also questioned whether Honeywell would be willing to increase the transaction price. Mr. Gilligan indicated that, while a final proposal would be submitted only after the completion of due diligence, Honeywell believed that the price stated in its earlier expression of interest had fairly valued the Company.

     In the course of the November 19th meeting, the various representatives discussed the potential structure for a transaction, the method of announcing and minimum time period for the Offer, the terms and conditions upon which the Company would be able to respond to third party proposals, the extent to which the Harris Family might be willing to commit in connection with a potential transaction, the potential terms of the agreement to be prepared to effectuate a business combination transaction and severance, retention and incentive matters for employees generally.

     Following the meeting, discussions continued between the parties and their respective representatives as to the potential terms for a transaction and additional limited due diligence was begun.

     On December 1, 1999, the merger of AlliedSignal and Honeywell was completed. On Friday, December 3, 1999, the Board of Directors of Parent met and authorized management to proceed with a business combination transaction with the Company, if satisfactory terms could be negotiated.

     On December 7, 1999, the Board of Directors of the Company met by telephone and authorized expanded due diligence.

     Financial, legal and accounting due diligence began on December 8, 1999 and continued for the next week and a half. On Friday, December 10, 1999, Parent's legal advisors distributed to the Company and its legal advisors a draft of the Merger Agreement. A draft of the Stockholders Agreement was also presented to counsel for the Harris Family.

     During the week of December 13, 1999, the parties and their legal counsel and the Harris Family and its legal counsel negotiated the terms of the Merger Agreement and the Stockholders Agreement, respectively. On the evening of December 16, 1999, Mr. Gilligan delivered Parent's proposal to combine the two companies pursuant to the various agreements which were being negotiated at a cash price of $45 per share. Mr. Gilligan indicated that this was the highest price that Parent was willing to offer. Mr. Harris indicated that, while he would present Honeywell's proposal to the Company's Board of Directors, which had tentatively scheduled a meeting for Saturday, December 18, 1999, he urged Mr. Gilligan to consider increasing the offer price. Mr. Gilligan reiterated Parent's belief that $45 was a fully priced offer.

     On December 17, 1999, members of the Harris Family met, reviewed the possible transaction and the terms of the Stockholders Agreement and concluded that they would support the transaction as contemplated in the Stockholders Agreement if the transaction were approved by the Company's Board of Directors.

     On December 18, 1999, the Board of Directors of the Company met, together with its legal and financial advisors, to review the terms of the proposed transaction. At the meeting, Mr. Harris reviewed the history of the negotiations, William Blair & Company, L.LC. reviewed the financial terms of the transaction, and Kirkland & Ellis reviewed the legal duties of directors, as well as the terms of the proposed transaction. During the course of the meeting, the Board directed Mr. Harris to indicate to Parent that the Board would not approve the transaction unless the price were increased. Mr. Harris left the meeting and telephoned Mr. Gilligan. Mr. Gilligan, on behalf of Parent, responded that Parent might be willing to increase its price slightly, but only in return for certain concessions. After further telephone discussions, between which the Board conferred, Messrs. Harris and Gilligan settled upon an increase in the price to $45.50 per share in return for an increase of the termination fee by $5,000,000. The Board of Directors then considered the revised terms and authorized the Company to enter into the Merger Agreement. The factors considered by the Board of Directors are set forth under Item 4 of the Company's
Schedule 14D-9.

     The Merger Agreement and the Stockholders Agreement were executed and delivered by the respective parties late in the day on Sunday, December 19, 1999. On Monday, December 20, 1999, the parties announced their agreement to engage in a business combination transaction.

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

Merger Agreement

     The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer (other than the waiver of the Minimum Condition), the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, Purchaser shall not:

      decrease the Offer Price or decrease the number of Shares sought pursuant to the Offer;

      extend the expiration date of the Offer beyond the initial Expiration Date, except:

        that if, immediately prior to the Expiration Date (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares of each class, Purchaser may extend the Offer for one or more periods not to exceed seven business days in the aggregate, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date of the Offer; and

        that if any condition to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the Expiration Date for one or more periods;

      amend or waive the Minimum Condition; or

      amend any term or other condition of the Offer;

provided, however, that, except as set forth above and subject to applicable legal requirements, Purchaser may waive any condition to the Offer other than the Minimum Condition in its sole discretion and; provided, further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

     The Merger. Pursuant to the Merger Agreement and the DGCL, as soon as practicable, but not later than the second business day, after the consummation of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger, and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company and the Company will be the Surviving Corporation.

     The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable law:

      the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger;

      no statute, rule, order, decree or regulation shall have been enacted or promulgated by any government authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; provided, that Parent shall employ its commercially reasonable best efforts to oppose, contest and resolve such order or injunction;

      Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; and

      any other material governmental approvals required to be obtained prior to the consummation of the Merger shall have been obtained; provided, that Parent shall employ its commercially reasonable best efforts to obtain any such required approvals.

     At the Effective Time of the Merger, (i) each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock, any Shares owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent, or any Shares which are held by stockholders exercising appraisal rights under Delaware law) will be converted into the right to receive the Offer Price (the 'Merger Consideration') and (ii) each issued and outstanding share of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that prior to the Share Purchase Date, the Company will have taken all action as may be necessary so that effective immediately after the Share Purchase Date, the size of the Board will be reduced to eight, all directors, other than two of the directors (as will be designated by the Board) will resign and six persons designated by Parent will be elected to fill the vacancies so created. Following the Share Purchase Date and prior to the Effective Time, the Board will have at least two Independent Directors. The Company's obligation to appoint the Purchaser's designees to the Company Board is subject to compliance with
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In addition, after the Share Purchase Date and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to:

      amend or terminate the Merger Agreement by the Company,

      exercise or waive any of the Company's rights, benefits or remedies thereunder, or take any other action by the Board under or in connection with the Merger Agreement;

provided, that, if after the Share Purchase Date and prior to the Effective Time, one of the Independent Directors does not continue to serve for any reason whatsoever, the other Independent Director will be entitled to designate a person to fill the vacancy who will be deemed to be one of the Independent Directors. If after the Share Purchase Date and prior to the Effective Time there is no Independent Director for any reason, the other directors, pursuant to the Certificate of Incorporation and the Company's Bylaws, will designate two persons to fill the vacancies who will not be stockholders, affiliates or associates of Parent or the Purchaser and they will be deemed to be Independent Directors. Following the Share Purchase Date and prior to the Effective Time, neither Parent nor Purchaser will take any action to cause any Independent Director to be removed other than for cause.

     Stockholders Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders (the 'Special Meeting') as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement (the 'Proxy Statement') relating to the Merger and the Merger Agreement and use its best efforts:

      to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders.

Parent has agreed that it will vote, or cause to be voted, all of the Shares owned by it, the Purchaser or any of its other subsidiaries and affiliates immediately following the Share Purchase Date in favor of the approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that in the event that Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent, and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Delaware law.

     Outstanding Options and Other Awards. Pursuant to the Merger Agreement, promptly following commencement of the Offer:

      each holder of an outstanding option and other awards under the Company's 1990 Stock Awards Plan, 1996 Director Stock Option Plan or 1998 Director Stock Option Plan (each an 'Option') will be given the opportunity to surrender to the Company, effective immediately following the Share Purchase Date, the portion of the Option which is then vested or which would then otherwise become vested on or prior to December 31, 2000 (the 'Vested Option Portion') in return for a cash payment by the Company, immediately following the Share Purchase Date, equal to the product of:

           the Offer Price minus the exercise price per Share of the Vested Option Portion and the number of Shares covered by the Vested Option Portion;

     Such cash payment shall be paid only when the Offer Price is greater than the exercise price per Share of the Vested Option Portion of such Option.

      each holder of a performance shares award then outstanding under the Company's 1990 Stock Awards Plan (each a 'Performance Shares Award') will be given the opportunity to surrender to the Company, effective immediately following the Share Purchase Date, the portion of the Performance Shares Award which is then vested or which would vest by its terms on or prior to December 31, 2000 (the 'Vested Performance Shares Award Portion') in return for a cash payment by the Company, immediately following the Share Purchase Date, equal to the product of:

           the Offer Price and

           the number of shares covered by the Vested Performance Shares Award Portion of such Performance Shares Award;

      each holder of a bonus shares award then outstanding under the Company's 1990 Stock Awards Plan (each a 'Bonus Shares Award') will be given the opportunity to surrender to the Company, effective immediately following the Share Purchase Date, the Bonus Shares Award in return for the cash payment by the Company, immediately following the Share Purchase Date, of an amount equal to the product of:

           the Offer Price and

           the number of shares covered by such Bonus Shares Award; and

      each holder of a stock appreciation right then outstanding under the Company's 1990 Stock Awards Plan (each a 'SAR') may exercise the SAR at any time.

     All of the above payments will be made net of applicable withholding taxes.

     Any portion of any Option, Performance Shares Award, Bonus Shares Award or SAR that is outstanding at the Share Purchase Date and has not been surrendered for cash payment as described above will continue in accordance with its terms, except that pursuant to action taken prior to the date of the Merger Agreement by the Board or the Compensation Committee of the Board, as applicable:

      each such portion shall immediately vest and be exercisable or payable in full in the event of termination of employment by the employer at or after the Share Purchase Date without cause, death or disability; and

      from and after the Effective Time each such portion that is outstanding at the Effective Time will represent the right to acquire, in lieu of each share of Class A Stock that could be acquired immediately prior to the Effective Time upon exercise or payment, cash in the amount of the Offer Price.

     Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or agreed to by Parent, which agreement cannot be unreasonably withheld, prior to the time the directors designated by the Purchaser constitute a majority of the Company Board (the 'Board Appointment Date'), the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries will use its commercially reasonable best efforts and shall cooperate with Parent to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and the Company will not, directly or indirectly:

           except (x) upon exercise or payment of stock options or other awards outstanding under the Company Stock Plans or (y) pursuant to outstanding obligations to the former stockholders of Alarm Suppliers, Inc., sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitment or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its subsidiaries;

           amend its Certificate of Incorporation or Bylaws or similar organizational documents; or

           split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the subsidiaries of the Company; and

     neither the Company nor any of its subsidiaries shall:

           declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by subsidiaries of the Company to the Company or any of its subsidiaries in the ordinary course of business; provided, that the Company may declare and pay regular quarterly cash dividends not to exceed $.0217 per share of Common Stock and $.0300 per share of Class A Stock;

           transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice;

           redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

           except as required by any collective bargaining agreement, grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its officers or employees except that the Company and its subsidiaries may grant base salary increases consistent with past practice for employees normally occurring at or after the 1999 year end for year 2000 in amounts not to exceed five percent in the aggregate (except for salaries paid to managers of businesses acquired by the Company after October 1, 1998, which will be determined in a manner consistent with the Company's past practice with respect to salaries paid to managers of acquired companies); provided that any increases in the base salaries payable to the Company's top ten most highly compensated executives must be consistent with past practice for such executives (unless agreed to, on a case by case basis, by Parent) and, in any event, the increases may not exceed ten percent of base salary for each executive and in the aggregate for all executives;

           adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; provided, that the Company may pay cash bonuses to any or all of its managers covering 1999 performance so long as the amount of each such bonus is consistent with past practice (unless agreed to, on a case by case basis, by Parent) and the aggregate amount of such bonuses (excluding the bonuses payable under previously agreed to formulas so long as the amounts paid are per such existing formulas) do not exceed by twenty percent (20%) the aggregate amount of the bonuses paid to such managers for 1998 performance, except for bonuses paid to managers of businesses acquired by the Company after October 1, 1998, in which case such bonuses will be consistent with the Company's past practice with respect to bonus policies for acquired businesses; and provided, further, that the Company may, before the completion of the Offer, modify the termination for 'Good Reason' provision in executive employment contracts such that 'Good Reason' would include a reduction in yearly total compensation opportunity offered to a given executive for reasonable performance, and eliminate the 'Adjustments' clause in each of such executive employment agreements;

           enter into any new employment or severance agreement with or grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; provided, that employment agreements with additional executives may be entered into upon agreement of Parent and the Company;

           permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

           enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

           enter into any contract or transaction relating to the lending of any material amount of money to, or the purchase of any stock of, or other equity interest in, or material amount of assets of, any corporation or other entity, or enter into any joint venture or partnership (collectively, 'Investments'), other than those Investments in progress on the date of the Merger Agreement;

           make any capital expenditures which are significantly in excess of the amounts set forth in the budgets previously shown to Parent in writing;

           change any of the accounting methods used by it unless required by generally accepted accounting principles ('GAAP'), or, except in the ordinary course consistent with past practice, make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any material tax accounting method except in the ordinary course of business consistent with past practice, change any material tax accounting method unless required by GAAP, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; or

           take any action with the intent of causing any of the conditions to the Parent set forth in Section 14 hereof to not be satisfied.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries will (and the Company will use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (an 'Acquisition Proposal'), except that the Company and the Board are not prohibited from:

      taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or

      making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as described below, withdraw or modify its approval or recommendation of the Offer or the Merger or enter into any agreement with respect to any Acquisition Proposal;

      prior to the Share Purchase Date, furnishing information concerning the Company and its subsidiaries to any corporation, partnership, person or other entity or group, or participating in discussions and negotiations with such entity if such person has on an unsolicited basis submitted to the Company:

                 an Acquisition Proposal believed by the Board in good faith to be bona fide, or an expression of interest believed by the Board in good faith to be bona fide indicating such person's desire to pursue the possibility of making an Acquisition Proposal on terms financially superior to the Offer and the Merger (an 'Indication of Interest');

              and, in either such case, the Board determines in good faith after consulting with its financial advisors, that such person has the financial capability to consummate such Acquisition Proposal or, in the case of an Indication of Interest, a transaction on terms financially superior to the Offer and Merger, and after receipt of advice from outside legal counsel to the Company, that such action by the Company is appropriate in furtherance of the best interests of the Company's stockholders; and

              such person has signed a confidentiality agreement substantially identical to the confidentiality agreement between Parent and the Company (it being understood that the Board and/or its financial advisors may, in any event, discuss with any person submitting an Acquisition Proposal or Indication of Interest such person's bona fides and/or financial capability).

     The Company will promptly provide to Parent any written material information regarding the Company provided to such person which was not previously provided or otherwise made available to Parent. The Company is required to promptly following receipt of an Acquisition Proposal or Indication of Interest (and in any event not later than 24 hours after receipt thereof) notify Parent of the receipt of the Acquisition Proposal or Indication of Interest, as the case may be, and any stated, whether in writing or otherwise, material terms (other than the identity of the person submitting such Acquisition Proposal or Indication of Interest) of such Indication of Interest or Acquisition Proposal and notify

Parent of any material changes in any disclosed Indication of Interest or Acquisition Proposal. The foregoing notwithstanding, the Company will not be required to disclose the terms of any Indication of Interest unless and until the Company publicly discloses the existence of such Indication of Interest. The Board may withdraw or modify its approval or recommendation of the Offer and/or the Merger, provided (i) the Board believes in good faith, after receipt of advice from outside legal counsel to the Company, that the failure to do so could reasonably be expected to cause the Board to violate its fiduciary duties to the Company's stockholders under applicable law, and (ii) the Company notifies Parent of any such withdrawal or modification prior to its release to the public.

     At any time after 5:00 P.M., Central Time, on the second full business day following the business day on which notice is given (it being understood that Christmas Eve and New Years Eve shall not be deemed to be 'business days' for such purpose) to Parent of the Company's intent to do so and if the Company has otherwise complied with the terms of Section 5.4 of the Merger Agreement (including, without limitation, the notice provisions thereof), the Board may, provided that the notice identifies the person submitting the Acquisition Proposal, cause the Company to enter into an agreement with respect to such Acquisition Proposal. Parent has agreed that neither it nor any of its subsidiaries nor any of the officers, directors, employees, representatives or agents, including, but not limited to investment bankers, attorneys and accountants, of any of the foregoing shall, directly or indirectly, contact, on behalf or at the direction of Parent or any of is subsidiaries, any person disclosed to Parent as having submitted an Acquisition Proposal or Indication of Interest with respect to such Acquisition Proposal, the Offer, the Merger, or any arrangement or understanding in connection therewith (other than contacts not intended to dissuade, and that are not reasonably likely to have the effect of dissuading, such person from pursuing such Acquisition Proposal), so long as such person is subject to similar restrictions. In the event the Company is going to enter into an agreement with respect to an Acquisition Proposal, the Company will not do so unless it has terminated the Merger Agreement in accordance with its terms and paid or caused to be paid to Parent the Termination Fee (as defined below) not later than simultaneously with entering into such agreement.

     Indemnification and Insurance. Pursuant to the Merger Agreement, after the Share Purchase Date, Parent shall cause the Company or any successor, including the Surviving Corporation, to indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and its subsidiaries and persons who become any of the forgoing prior to the Effective Time with respect to matters occurring at or prior to the Effective Time to the full extent permitted under Delaware law. The Merger Agreement also provides that Parent will, or will cause the Company, or any successor, including the Surviving Corporation, to maintain the Company's existing officers' and directors' liability insurance ('D&O Insurance') for a period of not less than six years after the Share Purchase Date, provided, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers. Parent has also agreed that if the existing D&O Insurance expires, is terminated or canceled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance, but in no event will it be required to pay aggregate premiums for any such insurance in excess of 175% of the aggregate premiums paid in 1999 on an annualized basis for such purpose (the '1999 Premium'). If Parent or the Surviving Corporation is unable to obtain the amount of D&O Insurance required for such aggregate premium, Parent or the Surviving Corporation has agreed to obtain as much insurance as can be obtained for an annual premium not in excess of 175% of the 1999 Premium.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authorization and validity of agreements, consents and approvals, no violations of law or Company instruments, financial statements, public filings, the absence of any material adverse effect on the Company since September 30, 1999, undisclosed liabilities, material contracts, litigation, employee benefit plans, labor matters, tax matters, intellectual property, Year 2000 compliance, insurance, compliance with laws, restrictions on business activities, vote required to approve the Merger Agreement, interested party transactions, environmental matters, real property, financial advisor opinion and brokers' and finders' fees.

     Certain Tax Indemnification.

     Pursuant to the Merger Agreement, Parent has agreed to indemnify Company stockholders of record at the close of business on July 31, 1998 ('Indemnified Company Stockholders') from certain taxes ('Indemnified Taxes'). Indemnified Taxes means, in general, taxes imposed on those stockholders as a result of the Spinoff failing to qualify as tax-free under Section 355 of the Code, but only if such failure is because the negotiation, execution and delivery of the Merger Agreement, any of the transactions contemplated by the Merger Agreement or the Stockholders Agreement, or any action or inaction on the part of Parent, Purchaser or the Company at or after the Share Purchase Date, causes the 'device' or 'continuity of shareholder interest' requirement of Section 355 not to be met (an 'Indemnifiable Disqualification'). The amount of any indemnification would be reduced by certain tax benefits that would result, or be treated as resulting, from the Spinoff not being tax-free. A more detailed definition of the term 'Indemnified Taxes' is contained in Section 5.13(b) of the Merger Agreement.

     Parent will have no obligation to indemnify Indemnified Company Stockholders if certain factual statements upon which Purchaser is relying are not true and correct, the representations of certain officers and directors of the Company are not true and correct or if certain directors or officers of the Company fail to reasonably cooperate in Parent's defense against any Indemnified Tax, in each case, however, only if such failure to be true and correct or failure to cooperate is material to a determination that an Indemnifiable Disqualification has occurred. Additionally, in the event an Indemnified Company Stockholder fails to notify Parent as required by the Merger Agreement of the Indemnified Company Stockholder's receipt of any written question or other notice from the Internal Revenue Service to the effect that the Internal Revenue Service is reviewing the Spinoff, or, if Parent exercises its rights pursuant to the Merger Agreement to conduct the defense against the Indemnified Tax, an Indemnified Company Stockholder against whom the Internal Revenue Service is challenging the Spinoff or certain other Indemnified Company Stockholders, officers or directors of the Company undertake actions described in the Merger Agreement that would compromise Parent's ability to control the defense against the Indemnified Tax, Parent's obligation to indemnify will be reduced to the extent such failure or actions adversely affects Parent's ability to defend against the Indemnified Tax.

     For purposes of the Merger Agreement, the term 'Tax' is defined to mean all taxes, chargers, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, and other taxes, and any interest, penalties or additions attributable thereto.

     Purchaser has received the opinion of Kirkland & Ellis, based on assumptions set forth in such opinion, as well as representations of certain officers, directors and stockholders of the Company, that the Spinoff will not fail to qualify as a distribution on which no gain or loss was recognized by Indemnified Company Stockholders under Section 355 of the Code due to violation of the 'device' or 'continuity of shareholder interest' requirements of
Section 355 of the Code and the regulations thereunder as a result of (1) the negotiation, execution and delivery of the Merger Agreement or (2) any of the transactions contemplated by the Merger Agreement and the Stockholders Agreement, assuming the transaction is consummated as contemplated.

     Certain Employee Arrangements.

     Pursuant to the Merger Agreement, for a period of not less than one year following the Share Purchase Date, Parent shall cause the Company to provide to each person employed by the Company or its subsidiaries immediately prior to the Share Purchase Date and who remains in the employ of the Company or its subsidiaries with employee benefits that are generally comparable in the aggregate to the employee benefits provided to such employees immediately prior to the date of the Merger Agreement. Pursuant to the Merger Agreement, Parent shall, or shall cause its subsidiaries to, cause each plan, program or arrangement made available to such employees after the Share Purchase Date to:

      treat prior service with the Company or its affiliates (to the same extent such service is recognized under analogous programs or arrangements of the Company or its affiliates prior to the Share Purchase Date) as service rendered to Parent or its subsidiaries for purposes of eligibility and vesting (but not benefit accrual, except to the extent required by law);

      give credit for any deductible or co-payment amounts in respect of the plan year in which the Share Purchase Date occurs, to the extent that, following the Share Purchase Date, such employees participate in any plan for which deductible or co-payments are required; and

      waive any preexisting condition which was waived or otherwise covered under the terms of any Company plan immediately prior to the Share Purchase Date or waiting period limitation which would otherwise be applicable to such employees on or after the Share Purchase Date.

     The Merger Agreement also provides that Parent shall:

      establish a severance program (which provides severance benefits of 1 week pay for every year of service, up to a maximum of 52 weeks) covering any domestic, non-union Company employees whose employment may be terminated within one year of the Share Purchase Date other than for cause, death or disability;

      provide, or arrange to have provided, outplacement appropriate for each employee level;

      offer 'pay to stay' benefits for Company employees as appropriate;

      establish a retention program for certain employees of the Company which provides for option grants to designated employees under Parent's stock option plan following the Share Purchase Date and a Tier 1, Tier 2 and/or Tier 3 retention bonus payable by the Company to designated employees. The aggregate Black-Scholes value of option grants under the retention program will be $4,100,000, including option grants to Messrs. Conforti and Guthart, each with a maximum value of $500,000, and four 'significant employees' of the Company with an aggregate value of $1,700,000. The aggregate value of Tier 1 retention bonuses payable to designated employees will be $15,900,000, which will be paid to such 'significant employees'. Fifty percent (50%) of each designated employee's Tier 1 retention bonus will be payable as of the Share Purchase Date. The Harris Family will contribute to the Company the amount necessary to fund this portion of such employee's Tier 1 retention bonus. The remaining fifty percent (50%) of each designated employee's Tier 1 retention bonus will be payable in 3 equal installments on the first, second and third anniversaries of the Share Purchase Date, in each case unless such employee's employment has been terminated prior to such date voluntarily or by the Company for cause. Parent will guarantee the Company's obligation to pay this portion of such employee's Tier 1 retention bonus. The aggregate value of Tier 2 retention bonuses payable to designated employees will be $4,100,000, of which $3,500,000 will be payable to such 'significant employees'. Each designated employee's Tier 2 retention bonus will vest on the third anniversary of the Share Purchase Date (i) unless such employee's employment has terminated prior to such date and (ii) if, and to the extent, 3 year performance targets are achieved by such employee. The maximum aggregate value of Tier 3 retention bonuses payable to designated employees will be $13,000,000, including Tier 3 retention bonuses payable to such 'significant employees' with an aggregate maximum value of $5,600,000. Each designated employee's Tier 3 retention bonus will vest on the third anniversary of the Share Purchase Date (i) if such employee's employment has not terminated prior to such date for any reason other than death, disability or cause and (ii) if, and to the extent, 3 year performance targets are achieved by such employee. Additional information regarding the retention program is set forth in a letter agreement which is filed as Exhibit (c)(3) to the Schedule 14D-1; and

      establish a corporate office retention, severance and pay-to-stay program, which is expected to include P. McCanna and J. Vondrak, providing severance benefits of 1 week's pay for every year of service and undetermined pay-to-stay benefits on a case-by-case basis.

     The parties have also agreed to enter into an amendment to King Harris' employment agreement with the Company dated as of January 1, 1996, which amendment, to be effective as of the Share Purchase Date, provides that:

      all references to 'Company' in the agreement shall refer to Parent on and after the Share Purchase Date;

      Mr. Harris will initially be President/CEO of the Alarm Components and Systems Business of Parent's Home and Building Control Division. Mr. Harris' title can be changed to CEO anytime after 90 days following the Share Purchase Date;

      Mr. Harris will report to the President of Parent's Home and Building Control Division;

      Mr. Harris will be allowed to continue serving on the for-profit and not-for-profit boards he currently serves on;

      the employment agreement will have a 2 year term which may be extended on a year to year basis by mutual consent. On January 1, 2002, Mr. Harris may elect to become a consultant of Parent. As a consultant, he would receive $400,000 per year until age 65 and would be required to work no more than 8 hours per week on the average. He would also be reimbursed for business expenses and reasonable office expenses; and

      if Mr. Harris dies, his estate or designated beneficiary will receive 100% of the amounts he would have received under the terms of the employment agreement.

     The parties have also agreed that the employment agreements between the Company and Paul R. Gauvreau and Edward J. Schwartz will be amended effective as of the Share Purchase Date to provide that their employment will terminate one year thereafter, at which time they will be treated for purposes of the Company's Change of Control Plan as having been terminated without 'cause'.

     Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Share Purchase Date,

          (a) by mutual written consent of Parent and the Company,

          (b) by either the Company or Parent

             (i) if

                (x) the Offer shall have expired without any Shares being purchased therein, or

                (y) the Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by February 20, 2000, or, in the event that the failure of the conditions to the Offer as of February 20, 2000 is as a result of any waiting periods under applicable laws having not expired, or any approvals under applicable laws having not been received, by such date, June 30, 2000, provided, that such right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser to purchase the Shares on or before such date, or after Purchaser has purchased Shares pursuant to the Offer; or

             (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable,

          (c) by the Company

             (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (i) if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a material adverse effect on the Company and its subsidiaries, taken as a whole;

             (ii) in connection with entering into a definitive agreement with respect to an Acquisition Proposal; provided it has complied with certain provisions of the Merger Agreement, including the notice provisions described above under 'No Solicitation,' and that it makes simultaneous payment of the Termination Fee; or

             (iii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or the Purchaser, as applicable, or

          (d) by Parent

             (i) if, due to an occurrence, not involving a breach by Parent or the Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions to the Offer, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the offer;

             (ii) if prior to the Share Purchase Date, the Company has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which:

                (x) would give rise to the failure of a condition described in paragraph (f) or (g) under Annex A to the Merger Agreement (which are set forth in clauses (f) and (g) of Section 14), and

                (y) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company;

             (iii) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) under Annex A to the Merger Agreement (which is set forth in clause (e) of Section 14); or

             (iv) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph
        (h) under Annex A to the Merger Agreement (which is set forth in clause
        (h) of Section 14).

          In accordance with the Merger Agreement, if:

             (x) the Company terminates the Merger Agreement pursuant to clause
        (c)(ii) above,

             (y) either the Company or Parent terminates the Merger Agreement pursuant to clause (b)(i) above or Parent terminates the Merger Agreement pursuant to clause (d)(ii) above and, in the case of this subclause (y),

                (a) prior thereto there shall have been publicly announced another Acquisition Proposal that is financially superior to the Offer and Merger (either at the time it is made or at any time prior to the termination of the Merger Agreement) or Indication of Interest, and

                (b) an Acquisition Proposal shall be consummated on or prior to November 15, 2000, or

             (z) Parent terminates the Merger Agreement pursuant to clause
        (d)(iv) above and, in the case of this subclause (z), an Acquisition Proposal on terms financially superior to the Offer and Merger shall be consummated on or prior to November 15, 2000,

the Company has agreed to pay to Parent an amount equal to $80,000,000 (the 'Termination Fee'); provided that no Termination Fee will be payable if the Purchaser or Parent was in material breach of its representations, warranties or obligations under the Merger Agreement at the time of its termination.

     In addition, if Parent shall terminate the Merger Agreement pursuant to clause (d)(ii) above, the Company has agreed to pay to Parent an amount equal to 50% of the Termination Fee, which amount shall be payable upon the termination of the Merger Agreement, and, if an Acquisition Proposal shall be consummated on or prior to November 15, 2000, the Company has agreed to pay to Parent an amount equal to the Termination Fee less any amount theretofore paid pursuant to this sentence no later than the consummation of such Acquisition Proposal.

     Stockholders Agreement

     The following is a summary of certain provisions of the Stockholders Agreement. This summary is not a complete description of the terms and conditions of the Stockholders Agreement and is qualified in its entirety by reference to the full text of the Stockholders Agreement as filed with the Commission as an exhibit to the Schedule 14D-1 and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement or the Stockholders Agreement, as the context may require. The Stockholders Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

     As a condition and inducement to Parent's entering into the Merger Agreement, the Harris Family Stockholders, concurrently with the execution and delivery of the Merger Agreement, entered into the Stockholders Agreement with Parent and Purchaser. Pursuant to the Stockholders Agreement, the Harris Family Stockholders have agreed to tender, in accordance with the terms of the Offer, all of the shares beneficially owned by them and subject to the Stockholders Agreement, promptly following the commencement of the Offer. All Shares beneficially owned by them, excluding approximately 428,000 Shares which were reserved for charitable contributions, are subject to the terms of the Stockholders Agreement and are sometimes referred to as the 'Harris Family Shares.' The Harris Family Stockholders also agreed not to withdraw from the Offer any Harris Family Shares tendered pursuant to the Offer unless and until the Merger Agreement is terminated.

     Pursuant to the Stockholders Agreement, the Stockholders have also granted to Parent an option to purchase the Harris Family Shares, at an option price of $45.50 per Share or any higher price paid or to be paid pursuant to the Offer, during the Option Period (as defined hereinafter). The Option shall become exercisable, unless earlier terminated, from and after the time and date of an Option Triggering Event.

     The 'Option Triggering Event' is the first to occur of the following:

      the termination by the Company of the Merger Agreement pursuant to clause
      (c)(ii) of the first paragraph under the heading 'Termination Fees' under the heading 'Merger Agreement' above, other than a termination, prior to 5:00 p.m., New York time, on February 20, 2000, in connection with an Acquisition Proposal that is financially superior to the Offer and Merger, either at the time it is made or at any time prior to the termination of the Merger Agreement, or Indication of Interest (a 'Superior Proposal') from any party, or an affiliate of such party, which made an Acquisition Proposal or gave an Indication of Interest prior to 12:00 p.m., New York time, on February 3, 2000 (such time and date, the 'Initial Offer Expiration Date'), the termination by Parent of the Merger Agreement pursuant to clause
      (d)(iii) of the first paragraph under the heading 'Termination Fees' under the heading 'Merger Agreement' above, other than a termination, prior to 5:00 p.m., New York time, on February 20, 2000, in connection with a Superior Proposal from any party, or an affiliate of such party, which made an Acquisition Proposal or gave an Indication of Interest prior to the Initial Offer Expiration Date, the termination by the Company or Parent of the Merger Agreement pursuant to clause (b)(i) of the first paragraph under the heading 'Termination Fees' under the heading 'Merger Agreement' above, if prior to such termination there shall have been publicly announced a Superior Proposal, and the termination by Parent of the Merger Agreement pursuant to clause
      (d)(ii) of the first paragraph under the heading 'Termination Fees' under the heading 'Merger Agreement above, as a result of the Company's willful material breach of a covenant in the 'Merger Agreement' if prior to such breach the Company shall have received a Superior Proposal.

     The Option shall terminate (whether or not it shall have become exercisable) on the time and date of the first to occur of the following:

      the purchase of Shares in the Offer,

      any termination of the Merger Agreement on or prior to the Initial Offer Expiration Date,

      the termination of the Merger Agreement after the Initial Offer Expiration Date other than in connection with an Option Triggering Event,

      100 days after the beginning of the Option Period, and

      the Initial Offer Expiration Date if, as of such date, there shall have been no publicly announced Acquisition Proposal or Indication of Interest and all conditions, other than the Minimum Condition, shall have been satisfied.

     The period beginning at the time and date the Option shall become exercisable and ending on the time and date the Option shall terminate is referred to herein as the 'Option Period.'

     During the Option Period, each Harris Family Stockholder has agreed not to:

      except pursuant to the terms of the Stockholders Agreement and for the tender of Shares in the Offer, and for sales, transfers and gifts to other Harris Family Stockholders which do not affect the status of the Harris Family Shares under the Stockholders Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement to do so;

      except pursuant to the terms of the Stockholders Agreement, grant any proxies or powers of attorney, other than in connection with the Company's year 2000 annual meeting or to facilitate performance under the Stockholders Agreement; deposit any of their Shares into a voting trust or enter into a voting agreement with respect to any of their Shares; or

      take any action that would make any representation or warranty contained in the Stockholders Agreement untrue or incorrect or have the effect of impairing the ability of the Stockholder to perform the Stockholder's obligations under the applicable Stockholders Agreement or preventing or delaying the consummation of any of the transactions contemplated by the applicable Stockholders Agreement and the Merger Agreement.

     If the Option is exercised and, for any reason, neither Purchaser nor any third-party shall have acquired 100% of the Shares by a date which is nine months after such exercise at a price per Share equal to or greater than the price paid to exercise the Option, then at the election of all of the Harris Family Stockholders (upon five-days' notice given within ten months after such exercise) the Option exercise shall be rescinded. Upon any such rescission, the Harris Family Stockholders is required to return to Parent the aggregate option consideration previously received by them (plus investment income, if any, realized thereon) and Parent is required to return to the Harris Family Stockholders the Harris Family Shares free and clear of any encumbrances (plus any dividends (and investment income, if any, realized thereon)). Throughout the period during which the Option is subject to rescission, Parent and Purchaser is not permitted to take any action which would (i) adversely affect the voting rights in respect of the Harris Family Shares, but Parent shall be entitled to exercise full voting rights related to the Harris Family Shares or (ii) cause the Company to make or pay any special dividends or distributions. The foregoing notwithstanding, the provisions of this paragraph shall not apply if Purchaser or one of its affiliates makes, following the exercise of the Option and during such nine month period, an offer to all holders of Shares to purchase any or all of their Shares at a price per Share equal to or greater than the price paid to exercise the Option, which offer shall be subject to no conditions other than the absence of an injunction.

     Each of the Harris Family Stockholders has agreed to unconditionally release, as of the Effective Time, any and all claims (other than for dividends), and causes of action that such Stockholder may have against the Company or any of its subsidiaries or any present or former director, officer, employee or agent of the Company or any of its subsidiaries (collectively, the 'Released Parties') resulting from any act, omission or occurrence prior to the Effective Time.

     Each Harris Family Stockholder has agreed that, in the capacity as a stockholder, it will not respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) concerning any business combination, merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company. If any Harris Family Stockholder receives any such inquiry or proposal, such Stockholder has agreed to promptly inform Parent of the existence thereof. Prior to the beginning of the Option Period, the Harris Family Stockholders, in their capacity as stockholders, may respond to any such inquiry or proposal; after the beginning of the Option Period, the Harris Family Stockholders are not permitted to respond to any such inquiry or proposal. Each Harris Family Stockholder has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing. Nothing contained in the Stockholders Agreement shall prohibit any Harris Family Stockholder from acting in its capacity as an officer and/or director.

     Pursuant to the Stockholders Agreement, Parent has agreed to indemnify the Harris Family Stockholders against any reasonable legal expenses (but not against liability) incurred by all such Harris Family Stockholders, in their capacity as such, as a result of any litigation (or threat of litigation) directly or indirectly related to the Stockholders Agreement up to $100,000 in the aggregate and one-half of any such expenses in excess of $100,000.

     To the extent that the terms of the Stockholders Agreement would cause the shares of Common Stock to lose their special voting rights, the terms of the Stockholders Agreement shall be deemed modified ab initio, in whole or in part, to the extent, but only to the extent, necessary so that the shares of Common Stock do not lose their special voting rights.

12. PLANS FOR THE COMPANY; OTHER MATTERS.

Plans for the Company

     Parent is conducting a detailed review of the Company and its business, operations, assets, corporate structure, capitalization, properties, policies, management and personnel with a view towards determining how to optimally realize the potential synergies that exist between the operations of the Company and those of Parent. Following such review, Parent will consider what, if any, changes would be desirable in light of the circumstances then existing. Such changes could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization or management. Such review may not be completed until after the consummation of the Merger. Following the consummation of the Offer and subject to this review, it is currently anticipated by Parent that the existing management of the Company will be retained and that the Company will be integrated into Parent's Home and Building Control business unit and will conduct its business on a basis generally consistent with the Company's existing plans and programs.

     Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent will, effective upon the acceptance of Shares for payment, obtain majority representation on, and control of, the Board. See 'Section 11 -- Merger Agreement -- The Company Board' above. The Merger Agreement provides that, prior to the Share Purchase Date, the Company will take all action so that, effective upon the Share Purchase Date, the size of the Board shall be reduced to eight, all of the directors, other than two of the non-employee directors, shall resign and six persons designated by Parent prior to the Share Purchase Date shall be elected to fill the vacancies so created. The persons to be designated by Parent shall be from among those listed on
Schedule I to this Offer to Purchase. Information about the existing directors of the Company is set forth in Schedule I to the 14D-9. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Board.

Other Matters

     Stockholder Approval. Under the Certificate of Incorporation, the affirmative vote of holders of Shares entitled to cast at least two-thirds of the votes that may be cast by all holders of Shares on the Merger (counting the Class A Stock as entitled to cast 1/10th of a vote per Share) is required to approve and adopt the Merger Agreement and transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL and the Certificate of Incorporation. The Company has also approved the Merger Agreement and the Stockholders Agreement for purposes of Section 203 of the DGCL and has represented to Parent and

Purchaser that the restrictions on certain business combinations contained in
Section 203 of the DGCL are not applicable to the Merger Agreement, the Stockholders Agreement and the transactions contemplated thereby. In addition, the Company has represented that the affirmative vote of the holders of Shares entitled to cast at least two-thirds of the votes which the outstanding Shares are entitled to cast at the time on matters other than the election of directors is the only vote necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of at least two-thirds of the votes which the outstanding Shares are entitled to cast at the time. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates immediately following the Share Purchase Date in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate Shares representing at least two-thirds of the votes which the outstanding Shares are entitled to cast at the time on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

     Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a 'short-form merger'). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares of each class, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Additionally, if, immediately prior to the Expiration Date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, Purchaser may extend the Offer for one or more periods not to exceed an aggregate of seven business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date of the Offer, in order to obtain tenders of a sufficient number of additional Shares to allow it to effect a short-form merger. Even if Parent and Purchaser do not own 90% of the outstanding Shares of each class following consummation of the Offer, Parent and Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under
Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain 'going private' transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that during the period from the date of the Merger Agreement to the Board Appointment Date, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Parent, (A) declare, set aside or pay any dividend on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of the Company in the ordinary course of business consistent with past practice), (B) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice, or (C) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock; provided, that the Company may pay the regular quarterly cash dividends not to exceed $.0217 per share of Common Stock and $.0300 per share of Class A Stock.

14. CONDITIONS TO THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the terms of the Merger Agreement, may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the Share Purchase Date, any of the following events shall occur:

          (a)(i) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (as defined in the Merger Agreement) against the Purchaser, Parent, the Company or any subsidiary of the Company or (ii) there shall be instituted or pending any suit, action or proceeding before any court which, in the case of either (i) or (ii), in the good faith judgment of Parent and Purchaser after consulting with legal counsel, is likely to result in any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that will constitute a Company Material Adverse Effect (as defined in the Merger Agreement) or is materially adverse to the ability of Parent to consummate the Merger Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger, and which in each case of either (i) or (ii), is (A) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the businesses or assets of the Company and its subsidiaries taken as a whole, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (B) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (C) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (D) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (E) which otherwise is reasonably likely to have a Company Material Adverse Effect; provided, that Parent shall employ its commercially reasonable best efforts to oppose, contest and resolve any such pending or threatened suit, action or proceeding;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (a) above; provided, that Parent shall employ its commercially reasonable best efforts to oppose, contest and resolve any such judgment, order, injunction or enforcement by any such Government Entity;

          (c) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (ii) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, in each instance to the extent, but only to the extent, that such events affect Parent's ability to obtain financing for the Offer;

          (d) there shall have occurred any events, changes or effects after the date of the Merger Agreement which, either individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; provided that (i) any adverse change in the business relationship of the Company or any of its subsidiaries with any of its customers as a result of (x) the Company's entering into the Merger Agreement or (y) the transactions contemplated by the Merger Agreement,
     (ii) any effect of any such adverse change on the business, assets, liabilities, properties, results of operations or financial condition of the Company and its subsidiaries, (iii) any adverse effect of any decision by any customer of the Company or any of its subsidiaries that accounted for 5% or more of the consolidated net sales of the Company for the fiscal year ending December 31, 1999 to change the mix or channel of purchasing of products ordered or to be ordered from the Company or any of it subsidiaries, (iv) any adverse effect on the business relationship between the Company and its subsidiaries, on the one hand, and Protection One Alarm Monitoring, Inc. and its affiliates, on the other hand, resulting from the financial condition of Protection One Alarm Monitoring, Inc. and its affiliates and (v) any adverse effect of changes in foreign currency exchange shall be excluded when making any determination whether a Company Material Adverse Effect has occurred;

          (e)(i) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, approved or recommended any Acquisition Proposal or, upon the request of Parent, failed to reaffirm its approval or recommendation of the Offer, the Merger or the Merger Agreement, or (ii) the Company shall have entered into any agreement with respect to any Acquisition Proposal in accordance with
     Section 5.4(e) of the Merger Agreement;

          (f) the representations and warranties of the Company set forth in the Merger Agreement (which for these purposes shall exclude all qualifications or exceptions relating to 'materiality' and/or Company Material Adverse Effect) shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer, such that the aggregate effect of all such representations and warranties which are not true and correct shall have had or be reasonably likely to have a Company Material Adverse Effect;

          (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant with the Company to be performed or complied with by it under the Merger Agreement other than any failure which, except for the provisions of Section 1.3(a) of the Merger Agreement would not have, or be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect;

          (h) any person (other than any person beneficially owning (as defined in Rule 13d-3 promulgated under the Exchange Act), or part of a group beneficially owning, 20% or more of the outstanding Shares on the date of the Merger Agreement) acquires beneficial ownership of at least 20% (or, with respect to any person beneficially owning, or part of a group beneficially owning, 10% or more on the date of the Merger Agreement or with respect to any group of which such a person may be or become a member, 25%) of the outstanding Shares;

          (i) the Merger Agreement shall have been terminated in accordance with its terms; or

          (j) Kirkland & Ellis shall have withdrawn its tax opinion delivered pursuant to Section 5.13 of the Merger Agreement and advised Parent in writing that, on account of such counsel's discovery of additional facts (a description of which shall be included in such writing) subsequent to the date of such opinion establishing that any of the fact statements set forth by the Company in a tax schedule are not true and correct, it has become such counsel's opinion that it is more likely than not that the Spinoff will fail to qualify as a distribution to which Section 355 of the Code applies as a result of (1) the negotiation, execution and delivery of the Merger Agreement, (2) any of the transactions contemplated by the Merger Agreement, or (3) any action or inaction on the part of the Company at or before the Share Purchase Date.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of
(i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as set forth herein, any material approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under 'State Antitakeover Statutes.' While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See
Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a 'Business Combination' (defined as a variety of transactions, including mergers) with an 'Interested Stockholder' (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement or the Stockholders Agreement, because the Merger Agreement, the Stockholders Agreement and the transactions contemplated thereby were approved by the Board prior to the execution thereof.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the 'Supreme Court') invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'DOJ') and the Federal Trade Commission (the 'FTC') and certain waiting period requirements have been satisfied.

     Parent intends to file its Notification and Report Form with respect to the Offer under the HSR Act shortly. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form is filed, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See
Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     As used in this Offer to Purchase, 'Antitrust Laws' shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Italian Antitrust. Pursuant to the Norme per la Tutela della Concorrenze e del Mercato, Parent may be required to provide notice of the Offer to the Autorita Garantee della Concorranza e del Mercato (the 'AGCM') in advance of its consummation. Upon such filing, the AGCM will have 30 days to either (i) approve the indirect transfer of Italian assets that would result from consummation of the Offer or (ii) institute a full investigation of the effect of the transactions pursuant to the Merger Agreement on competition in the Italian economy. Within 45 days of commencing any such investigation, the AGCM will either (a) approve the consummation of the Offer, (b) prohibit the indirect transfer of Italian assets, (c) condition such transfer on divestiture of some portion of such assets or (d) extend the investigation for an additional 30 days.

     German Antitrust. Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the 'FCO') and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of Shares by Purchaser pursuant to the Offer and the consummation of the Merger may be subject to such requirements. Under such laws, the FCO has one month (unless earlier terminated by the FCO) from the time of filing of such information with the FCO to advise the parties of its intention to investigate the Offer and the Merger, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. Parent intends to file promptly the required notification with the FCO, if applicable, and request early termination of the one-month period. While Parent does not believe that there is any basis for the FCO to investigate the Offer and the Merger, there can be no assurance that the FCO will not investigate or oppose the transactions or that early termination of the waiting period will be granted.

     Swedish Competition Law. Under Section 37 of the Swedish Competition Act, notice of the proposed acquisition must be provided to the Swedish Competition Authority ('SCA'). The SCA must no later than 30 calendar days after the receipt of a complete notification either adopt a clearance decision or a decision to initiate a phase two investigation. During this initial 30-day investigation period, the parties may not take actions to implement the transaction. If the SCA has decided to proceed with a phase two investigation, it must within three months from such a decision, either adopt a clearance decision or initiate proceedings before the District Court of Stockholm (this time limit may exceptionally be extended). If the conditions in Section 34 of the Swedish Competition Act are fulfilled, the Court must prohibit the transaction.

     Other Laws. Parent and the Company conduct operations in a number of other jurisdictions, including Mexico, Brazil, the United Kingdom and Canada, where other regulatory filings or approvals may be required or advisable in connection with the Offer and the Merger. Parent and the Company are currently in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions.

16. FEES AND EXPENSES.

     Parent has retained Lehman Brothers on an exclusive basis to render financial advisory services to Parent concerning its acquisition of the Company and to act as Dealer Manager in connection with the

Offer, pursuant to which Lehman Brothers will receive customary fees upon consummation of the acquisition. In addition, if the acquisition of the Company does not occur and Parent or any of its affiliates are paid a break-up, termination or similar fee by the Company, then the Parent has agreed to pay Lehman Brothers a customary break-up fee. If the acquisition of the Company does not occur and no break-up fee is paid, then Parent has agreed to reimburse Lehman Brothers for its reasonable expenses arising out of Lehman Brothers' engagement. Parent has also agreed to indemnify Lehman Brothers against certain liabilities and expenses in connection with its engagement.

     Lehman Brothers has rendered various investment banking services and other advisory services to Parent and its affiliates in the past and is expected to continue to render such services, for which they have received and will continue to receive customary compensation from Parent and its affiliates. In the ordinary course of business, Lehman Brothers and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, Lehman Brothers and its affiliates may hold positions, for their own account or the account of customers, in equity, debt or other securities of Parent, the Company or any other company that may be involved in the Transaction.

     Purchaser and Parent have retained Georgeson to serve as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer (other than the Dealer Manager and the Information Agent). Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

     Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          HII-2 ACQUISITION CORP.

December 23, 1999

                                                                      SCHEDULE I

                        INFORMATION CONCERNING DIRECTORS
                 AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

                              DIRECTORS OF PARENT


                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATRIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                 -------------------------------------------------
Hans W. Becherer, 64
Deere & Company                              Chairman and Chief Executive Officer of Deere &
One John Deere Place                         Company.
Moline, IL 61265-8098                        Mr. Becherer began his business career with Deere &
                                             Company, a manufacturer of mobile power machinery
                                             and a supplier of financial services, in 1962. After serving in a variety of managerial and executive positions, he
                                             became a director of Deere in 1986 and was elected
                                             President and Chief Operating Officer in 1987, President
                                             and Chief Executive Officer in 1989 and Chairman and
                                             Chief Executive Officer in 1990. He is also a director of
                                             The Chase Manhattan Corporation and Schering-Plough
                                             Corporation. Mr. Becherer has been a director of Parent
                                             since 1991.
Gordon M. Bethune, 58 .....................  Chairman of the Board and Chief Executive Officer of
Continental Airlines, Inc.                   Continental Airlines, Inc.
1600 Smith Street                            Mr. Bethune joined Continental Airlines, an international
Houston, TX 77002                            commercial airline company, in February 1994 as President
                                             and Chief Operating Officer. He was elected President and
                                             Chief Executive Officer in November 1994 and Chairman of the
                                             Board and Chief Executive Officer in 1996. From 1988 to
                                             1994, Mr. Bethune served as vice president and general
                                             manager of various divisions of The Boeing Company, a
                                             manufacturer of commercial jetliners and military aircraft, and he served most recently as vice president and general
                                             manager of the Renton Division of the Commercial Airplane
                                             Group at Boeing. Prior to 1988, Mr. Bethune was senior vice president of operations for Piedmont Airlines, and he held senior management positions as vice president of engineering and maintenance at Western Air Lines, Inc. and at Braniff
                                             Airlines. Mr. Bethune is also a director of Sysco
                                             Corporation. Mr. Bethune was a director of Honeywell Inc.
                                             from April 1999 to December 1999, and has been a director of
                                             Parent since December 1, 1999.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                 --------------------------------------------------
Michael R. Bonsignore, 58..................  Chief Executive Officer of Parent. Elected to
                                             become Chairman of the Board of Parent on April 1,
                                             2000, or upon Mr. Bossidy's earlier retirement.
                                             Mr. Bonsignore began his business career at
                                             Honeywell Inc. in 1969. He held various marketing
                                             and operations management positions and became Vice
                                             President of Marine Systems in 1981. In 1983, Mr.
                                             Bonsignore was appointed President of Honeywell
                                             Europe, based in Brussels, Belgium. In 1987, Mr.
                                             Bonsignore returned to Minneapolis as Executive
                                             Vice President, International, and was elected
                                             President of this business in May 1987. In 1990,
                                             Mr. Bonsignore was elected Executive Vice President
                                             and Chief Operating Officer for the International
                                             and Home & Building Control businesses, and was
                                             also elected to Honeywell, Inc.'s Board of
                                             Directors. Mr. Bonsignore was elected Chairman of
                                             the Board and Chief Executive Officer of Honeywell
                                             Inc. in 1993. He became Chief Executive Officer of
                                             Parent on December 1, 1999. Mr. Bonsignore is also
                                             a director of Cargill, Inc., Medtronic, Inc. and
                                             The St. Paul Companies, Inc. Mr. Bonsignore was a
                                             director of Honeywell Inc. from 1990 to December
                                             1999, and has been a director of Parent since
                                             December 1, 1999.
Lawrence A. Bossidy, 64 ...................  Chairman of the Board of Parent until April 1, 2000 or his earlier retirement.
                                             Mr. Bossidy has been Chairman of the Board of
                                             Parent since January 1992 and served as Chief
                                             Executive Officer of Parent from July 1991 until
                                             December 1, 1999. He previously served in a number
                                             of executive and financial positions with General
                                             Electric Company, a diversified services and
                                             manufacturing company, which he joined in 1957. Mr.
                                             Bossidy was Chief Operating Officer of General
                                             Electric Credit Corporation (now General Electric
                                             Capital Corporation) from 1979 to 1981, Executive
                                             Vice President and Sector Executive of GE's
                                             Services and Materials Sector from 1981 to 1984,
                                             and Vice Chairman and Executive Officer of GE from
                                             1984 until he joined the Company. He is a director
                                             of Champion International Corporation, J.P. Morgan
                                             & Co. Incorporated and Merck & Co., Inc. Mr.
                                             Bossidy has been a director of Parent since 1991.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                 --------------------------------------------------
Marshall N. Carter, 59 ....................  Chairman and Chief Executive Officer of State
State Street Corporation                     Street Corporation.
225 Franklin Street                          Mr. Carter joined State Street Corporation and its
Boston, MA 02110-2804                        principal subsidiary, State Street Bank and Trust
                                             Company, as President and Chief Operating Officer
                                             in 1991. He became Chief Executive Officer in 1992
                                             and Chairman of the Board in 1993. State Street is
                                             a provider of services to institutional investors
                                             worldwide. Prior to joining State Street, Mr.
                                             Carter was with Chase Manhattan Bank for 15 years,
                                             and before that he served as an officer in the U.S.
                                             Marine Corps. Mr. Carter has been a director of
                                             Parent since March 1999.
Jaime Chico Pardo, 49 .....................  Chief Executive Officer of Telefonos de Mexico,
Telefonos de Mexico, S.A. de C.V.            S.A. de C.V. (TELMEX).
Parque Via #190                              Mr. Chico Pardo joined TELMEX, a telecommunications
Col. Cuauhtemoc                              company based in Mexico City, as its Chief
06599 Mexico, D.F.                           Executive Officer in 1995. From 1993 to 1995, Mr.
                                             Chico Pardo was President and Chief Executive
                                             Officer of Grupo Condumex, S.A. de C.V., a
                                             manufacturer of products for the construction,
                                             automobile and telecommunications industries. Prior
                                             to 1993, Mr. Chico Pardo was President and Chief
                                             Executive Officer of Euzkadi/General Tire de
                                             Mexico, a manufacturer of automotive and truck
                                             tires. Mr. Chico Pardo is also Vice-Chairman of
                                             Carso Global Telecom and a director of Grupo Carso
                                             and Grupo Financiero Inbursa. Mr. Chico Pardo was a
                                             director of Honeywell Inc. from 1998 to December
                                             1999, and has been a director of Parent since
                                             December 1, 1999. Mr. Chico Pardo is a citizen of
                                             Mexico.
Ann M. Fudge, 48 ..........................  Executive Vice President of Kraft Foods, Inc.
Maxwell House and Post Division              Ms. Fudge joined General Foods USA in 1986 and held
Kraft Foods, Inc.                            several planning and marketing positions before
555 South Broadway                           being appointed Executive Vice President and
Tarrytown, NY 10591                          General Manager of the Dinners and Enhancers
                                             Division in 1991. In 1994, she was named President
                                             of Kraft General Foods' Maxwell House Coffee
                                             Company. In 1995, Ms. Fudge assumed her current
                                             position, while continuing to head the Maxwell
                                             House Coffee Division as General Manager. She
                                             became President of Kraft's Maxwell House and Post
                                             Division in 1997. Kraft is the multinational food
                                             business of Philip Morris Companies Inc. Ms. Fudge
                                             is a director of General Electric Company and Liz
                                             Claiborne, Inc. Ms. Fudge has been a director of
                                             Parent since 1993.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                 --------------------------------------------------
James J. Howard, 64 .......................  Chairman of the Board, President and Chief
Northern States Power Company                Executive Officer of Northern States Power Company.
414 Nicollet Mall                            Mr. Howard has been Chairman and Chief Executive
Minneapolis, MN 55401-1993                   Officer of Northern States Power, an energy
                                             company, since 1988, and President since 1994.
                                             Prior to 1987, Mr. Howard was President and Chief
                                             Operating Officer of Ameritech Corporation. Mr.
                                             Howard is also a director of Ecolab Inc., the
                                             Federal Reserve Bank of Minneapolis, ReliaStar
                                             Financial and Walgreen Company. Mr. Howard was a
                                             director of Honeywell Inc. from 1990 to December
                                             1999, and has been a director of Parent since
                                             December 1, 1999.
Bruce Karatz, 54 ..........................  Chairman of the Board, President and Chief
Kaufman and Broad Home Corporation           Executive Officer of Kaufman and Broad Home
10990 Wilshire Boulevard                     Corporation.
Los Angeles, CA 90024                        Mr. Karatz was elected President and Chief
                                             Executive Officer of Kaufman and Broad Home
                                             Corporation, an international residential and
                                             commercial builder, in 1986, and Chairman of the
                                             Board in 1993. Mr. Karatz is also a director of
                                             Fred Meyer, Inc. and National Golf Properties, Inc.
                                             Mr. Karatz was a director of Honeywell Inc. from
                                             1992 to December 1999, and has been director of
                                             Parent since December 1, 1999.
Robert P. Luciano, 66 .....................  Chairman Emeritus of Schering-Plough Corporation.
Schering-Plough Corporation                  Mr. Luciano joined Schering-Plough Corporation, a
One Giralda Farms                            manufacturer and marketer of pharmaceuticals and
Madison, NJ 07940                            consumer products, in 1978. He served as President
                                             from 1980 to 1986, Chief Executive Officer from
                                             1982 through 1995, and Chairman of the Board from
                                             1984 through October 1998. He became Chairman
                                             Emeritus in December 1999. He is a director of C.R.
                                             Bard, Inc., Merrill Lynch & Co. and Schering-Plough
                                             Corporation. Mr. Luciano has been a director of
                                             Parent since 1989.
Russell E. Palmer, 65 .....................  Chairman and Chief Executive Officer of The Palmer
The Palmer Group                             Group.
3600 Market Street                           Mr. Palmer established The Palmer Group, a private
Philadelphia, PA 19104                       investment firm, in 1990, after serving seven years
                                             as Dean of The Wharton School of the University of
                                             Pennsylvania. He previously served as Managing
                                             Director and Chief Executive Officer of Touche Ross
                                             International and Managing Partner and Chief
                                             Executive Officer of Touche Ross & Co. (USA) (now
                                             Deloitte and Touche). He is a director of Federal
                                             Home Loan Mortgage Corporation, GTE Corporation,
                                             The May Department Stores Company and Safeguard
                                             Scientifics, Inc. Mr. Palmer has been a director of
                                             Parent since 1987.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                 --------------------------------------------------
Ivan G. Seidenberg, 53 ....................  Chairman and Chief Executive Officer of Bell
Bell Atlantic Corporation                    Atlantic Corporation.
1095 Avenue of the Americas                  Mr. Seidenberg assumed his current position with
New York, NY 10036                           Bell Atlantic Corporation, a telecommunications and
                                             information services provider, in January 1999. He
                                             previously served as Vice Chairman, President and
                                             Chief Executive Officer since June 1998, and Vice
                                             Chairman, President and Chief Operating Officer
                                             following the merger of NYNEX Corporation and Bell
                                             Atlantic in 1997. He had joined NYNEX in 1983 and
                                             served in several senior management positions
                                             before becoming a director and Vice Chairman of the
                                             Board in 1991, President and Chief Operating
                                             Officer in 1994, and Chairman and Chief Executive
                                             Officer in 1995. He is also a director of American
                                             Home Products Corporation, Boston Properties, Inc.,
                                             CVS Corporation and Viacom Inc. Mr. Seidenberg has
                                             been a director of Parent since 1995.
Andrew C. Sigler, 68 ......................  Retired Chairman and Chief Executive Officer of
Champion International Corporation           Champion International Corporation.
One Champion Plaza                           Mr. Sigler began his career at Champion
Stamford, CT 06921                           International Corporation, a paper and forest
                                             products company, in 1956. He was elected President
                                             and Chief Executive Officer in 1974 and served as
                                             Chairman and Chief Executive Officer from 1979
                                             until his retirement in 1996. He is a director of
                                             The Chase Manhattan Corporation and General
                                             Electric Company. Mr. Sigler has been a director of
                                             Parent since 1994.
John R. Stafford, 62 ......................  Chairman, President and Chief Executive Officer of
American Home Products Corporation           American Home Products Corporation.
Five Giralda Farms                           Mr. Stafford has held a number of positions with
Madison, NJ 07940-0874                       American Home Products, a manufacturer of
                                             pharmaceutical, health care, animal health and
                                             agricultural products, since joining that company
                                             in 1970. He served as General Counsel, Vice
                                             President, Senior Vice President and Executive Vice
                                             President before becoming President in 1981, an
                                             office he held until 1990 and which he resumed in
                                             early 1994. Mr. Stafford was elected Chairman of
                                             the Board and Chief Executive Officer in 1996. He
                                             is also a director of Bell Atlantic Corporation,
                                             The Chase Manhattan Corporation and Deere &
                                             Company. Mr. Stafford has been a director of Parent
                                             since 1993.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                 --------------------------------------------------
Michael W. Wright, 61 .....................  Chairman of the Board, President and Chief
SUPERVALUE INC.                              Executive Officer, SUPERVALU INC.
11840 Valley View Road                       Mr. Wright was elected President and Chief
Minneapolis, MN 55440                        Operating Officer of SUPERVALU INC., a major food
                                             distributor and retailer, in 1978, Chief Executive
                                             Officer in 1981, and Chairman of the Board in 1982.
                                             He joined SUPERVALU INC. as Senior Vice President
                                             of Administration and as a member of the board of
                                             directors in 1977. Prior to 1977, Mr. Wright was a
                                             partner in the law firm of Dorsey & Whitney. Mr.
                                             Wright is also a director of Cargill, Inc.,
                                             Musicland Stores Corporation, and Wells Fargo and
                                             Company. Mr. Wright was a director of Honeywell
                                             Inc. from 1987 to December 1999, and has been a
                                             director of Parent since December 1, 1999.

                          EXECUTIVE OFFICERS OF PARENT


                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATRIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                 -------------------------------------------------
Lawrence A. Bossidy, 64.                     Chairman of the Board of Parent since January 1992,
                                             Chief Executive Officer of Parent from July 1991 through
                                             December 1, 1999.
Michael R. Bonsignore, 58..................  Chief Executive Officer of Parent since December 1,
                                             1999. Chairman of the Board and Chief Executive Officer
                                             of Honeywell Inc. from April 1993 through December 1,
                                             1999.
Giannantonio Ferrari, 60...................  Chief Operating Officer and Executive Vice President of
                                             Parent with responsibility for all non-aerospace
                                             businesses since December 1, 1999. President and Chief
                                             Operating Officer of Honeywell Inc. from April 1997
                                             through December 1, 1999. President of Honeywell Europe
                                             S.A. from January 1992 to March 1997. Mr. Ferrari is a
                                             citizen of Belgium.
Robert D. Johnson, 52......................  Chief Operating Officer and Executive Vice President of
                                             Parent with responsibility for aerospace businesses
                                             since December 1, 1999. President and Chief Executive
                                             Officer of AlliedSignal Aerospace from April 1999
                                             through December 1, 1999. President -- Aerospace
                                             Marketing, Sales and Service of Parent from January 1999
                                             until March 1999. President -- Electronic & Avionics
                                             Systems of Allied from October 1997 to December 1998.
                                             Vice President and General Manager, Aerospace Services
                                             of Parent from 1994 to October 1997. Group Vice
                                             President, Manufacturing and Services of AAR Corp. from
                                             1993 to 1994.
Peter M. Kreindler, 54.....................  Senior Vice President and General Counsel of Parent
                                             since March 1992. Secretary of Parent from December 1994
                                             until December 1, 1999.
James T. Porter, 47........................  Senior Vice President -- Information and Business
                                             Services of Parent since December 1, 1999. Vice
                                             President and Chief Administrative Officer of Honeywell
                                             Inc. from January 1998 through December 1, 1999.
                                             Corporate Vice President, Human Resources of Honeywell
                                             Inc. from May 1993 to December 1997.
Donald J. Redlinger, 55....................  Senior Vice President -- Human Resources and
                                             Communications of Parent since February 1995. Senior
                                             Vice President -- Human Resources of Parent from January
                                             1991 to January 1995.
Richard F. Wallman, 48.....................  Senior Vice President and Chief Financial Officer of
                                             Parent since March 1995. Vice President and Controller
                                             of International Business Machines Corp. from April 1994
                                             to February 1995. General Assistant Controller of
                                             International Business Machines from October 1993 to
                                             March 1994.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America, and the business address of each such person is c/o Honeywell International, Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

                             DIRECTORS OF PURCHASER


                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATRIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                 -------------------------------------------------
Peter M. Kreindler, 54.                      See description above.
Victor P. Patrick, 41......................  Deputy General Counsel, Corporate and Finance, of
                                             Parent since April 1999. Vice President and General
                                             Counsel of AlliedSignal Aerospace Equipment Systems
                                             from November 1997 until April 1999. Associate
                                             General Counsel, Corporate and Finance, of Parent
                                             from January 1996 until October 1997. Assistant
                                             General Counsel, Corporate and Finance, of Parent
                                             from November 1994 until December 1995.
George Van Kula, 36........................  General Counsel for Parent's Home & Building
                                             Control -- Solutions and Services business unit
                                             since December 1, 1999. Vice President and
                                             Associate General Counsel of Honeywell Inc. since
                                             September 1997. Assistant General Counsel of
                                             Honeywell Inc. from December 1996 until September
                                             1997. An attorney for the law firm of Latham &
                                             Watkins for more than five years prior thereto.
                                EXECUTIVE OFFICERS OF PURCHASER
Giannantonio Ferrari, 60...................  Chairman of the Board of Purchaser. Mr. Ferrari is
                                             a citizen of Belgium. See description above.
Kevin Gilligan, 45.........................  President of the Purchaser. President of Parent's
                                             Home and Building Controls -- Solutions and
                                             Services business unit since December 1, 1999.
                                             President of Honeywell Inc.'s Home and Building
                                             Control-Solutions and Services Division from
                                             September 1997 until December 1999. Vice President
                                             and General Manager of the North American region of
                                             Honeywell Inc.'s Home and Building Controls
                                             business from May 1994 until September 1997. Vice
                                             President of Honeywell Inc.'s Building Control
                                             business in Europe from October 1992 until May
                                             1994.
Philip M. Palazzari, 52....................  Vice President and Treasurer of Purchaser. Mr.
                                             Palazzari has been Vice President and Chief
                                             Financial Officer of Parent's non-aerospace
                                             businesses since December 1, 1999. Previously, Mr.
                                             Palazzari was Vice President and Controller of
                                             Honeywell Inc. from October 1994 until December
                                             1999.
George Van Kula, 36........................  Secretary of Purchaser. See description above.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK

                By Overnight, Certified or Express Mail Delivery

             By Mail:                      By Facsimile Transmission:            By Hand or Overnight Courier:
   Tender & Exchange Department         (For Eligible Institutions Only)         Tender & Exchange Department
          P.O. Box 11248                         (212) 815-6213                       101 Barclay Street
       Church Street Station             Confirm Facsimile by Telephone:          Receive and Deliver Window
   New York, New York 10286-1248                 (800) 507-9357                    New York, New York 10286

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer documents may be directed to the Information Agent (or Dealer Manager), at the respective address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.


                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                      The Dealer Manager for the Offer is:
                                LEHMAN BROTHERS
                          Three World Financial Center
                          200 Vesey Street, 18th Floor
                            New York, New York 10285
                 Call Collect: (212) 526-5012 or (212) 526-2864